Exhibit 5.1

666 Third Avenue
New York, NY 10017
212-935-3000
212—983-3115 fax
www.mintz.com

July 16, 2015

NephroGenex, Inc.
3200 Beechleaf Ct., Suite 900

Raleigh, NC 27604

Ladies and Gentlemen:

We have acted as counsel to NephroGenex, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of (i) a Registration Statement on Form S-1, Registration No. 333-203530 (the “Initial Registration Statement”), as amended, and (ii) a Registration Statement on Form S-1 (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statements”) to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished to you in connection with the filing of the 462(b) Registration Statement with the Commission under the Securities Act in which the Company is registering the offer and sale of up to an aggregate of $1.44 million worth of shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”) plus warrants (the “Warrants”) to purchase up to an aggregate of $1.80 million worth of shares of the Company’s common stock (the “Warrant Shares”). The Shares are to be sold to a group of underwriters (the “Underwriters”) who will be parties to an Underwriting Agreement with the Company, the form of which Agreement has been filed as an exhibit to the Initial Registration Statement. All of the Shares are being registered for sale to the Underwriters by the Company. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement, the draft Underwriting Agreement, Restated Certificate of Incorporation and Restated Bylaws of the Company, both as currently in effect, minutes of meeting of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, statements and representations of officers and other representatives of the Company and such other documents as we have deemed necessary for purposes of rendering the opinions in the letter.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or adjustments to outstanding securities, including the Warrants, of the Company may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued.  Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that (i) the Shares, when issued by the Company and delivered by the Company against payment therefore as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when sold and issued as contemplated in the Registration

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON | WASHINGTON | NEW YORK | STAMFORD | LOS ANGELES | SAN DIEGO | SAN FRANCISCO | LONDON

Statements and the Prospectus, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and by general principles of equity (including without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law), and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the 462(b) Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the 462(b) Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Mintz, Levin, Cohn, Ferris Glovsky and Popeo, P.C.